                                                                    EXHIBIT 99-1


NEWS  RELEASE


Contact:    James M. Griffith
            Senior Vice President
            Investor Relations and Corporate Communications
            (479) 201-5514


                    BEVERLY ANNOUNCES SECOND QUARTER RESULTS

(FORT SMITH, ARKANSAS, July 30, 2002) - Beverly Enterprises, Inc. (NYSE: BEV) today announced that, primarily because of previously disclosed increases in patient care liability reserves, it recorded a loss of $14 million or 13 cents per share diluted in the second quarter of 2002. During the comparable period in 2001, Beverly earned $5.6 million (five cents per share diluted), which included special charges totaling $7.9 million primarily related to the sale of Florida nursing home properties.

As previously announced, Beverly increased its patient care liability reserves for prior policy-years by $43.3 million (including a special charge of $22.2 million related to its former Florida properties) and increased accruals by $5 million in the second quarter for the current policy-year. Second quarter results include a charge of $6.3 million related to the pending resolution of previously disclosed patient care issues at certain California nursing homes. This pending settlement is not expected to have a material adverse impact on Beverly's nursing home operations in future periods. Results also include a $6.9 million credit related to the company's current assessment of estimated reserves from previous charges for settlements of Federal government investigations.

Revenues totaled $634.7 million in the 2002 second quarter, compared to $680.8 million in the year-earlier period. Licensed beds declined by 13.7 percent, primarily reflecting the strategic sale of Florida facilities and the disposal of certain other under-performing nursing homes. Compared to the 2001 second quarter, nursing home average occupancy was up 115 basis points to 87.6 percent, and average per diem rates rose six percent to $147.74.



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


"Our core nursing home, contract rehabilitation therapy services and outpatient rehab businesses continued to achieve strong operating and financial results," said William R. Floyd, Beverly Chairman and Chief Executive Officer. "Adjustments for projected increases in patient care liability reserves should not detract from the performance improvements we've made throughout our operating units and support groups in more recent periods. Excluding the impact of these adjustments, earnings per share exceeded our objective for the second quarter."

CONTINUING GAINS IN NURSING HOME, AEGIS AND MATRIX OPERATIONS

On a same-facility basis, nursing home operating profits (earnings before interest, taxes, depreciation, amortization and special charges) rose 25 percent from the second quarter of 2001, on a 6.2 percent increase in revenues. Operating margins (operating profit as a percentage of net operating revenues) again exceeded 10 percent on both actual and same-facility bases. Average wage rates increased only 5 percent from the 2001 second quarter.

Patient mix continued to strengthen during the second quarter of 2002, with Medicare as a percentage of total revenues reaching 26.5 percent - the highest level since the second quarter of 1998 and an increase of 139 basis points from the second quarter of 2001. As a percentage of total patient days, Medicare rose 89 basis points from the 2001 second quarter to 11.2 percent.

For the first six months of 2002, average per diem nursing home rates increased
5.1 percent for Medicaid patients, 6.6 percent for Medicare and 5.5 percent for private/other, compared to the first half of 2001.

Revenues from rehabilitation therapy services provided by AEGIS Therapies to third-party nursing homes more than tripled from the year-earlier second quarter and were up nearly 18 percent sequentially, reflecting the addition of 26 more non-Beverly facilities. Operating profits rose 12 percent on a comparable basis from the 2001 second quarter.

Matrix Rehabilitation, which provides non-geriatric outpatient therapy services at 153 clinics in key markets, again exceeded its internal financial objective and achieved an operating profit in the 2002 second quarter, compared to a loss in the year-earlier period.



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As disclosed in the 2002 first quarter earnings announcement, Beverly has been reviewing the long-term viability of its home medical equipment business unit - MK Medical, based in Fresno (CA). In conjunction with this review, Beverly began investigating past billing practices at that unit, and has retained an independent third party to audit MK Medical's billing of government payors to determine whether there have been any overpayments. Until the results of this Beverly-initiated audit are known, the extent of potential overpayments, penalties or fines cannot be quantified, but they could have a material adverse effect on Beverly's results of operations. Annualized cash receipts since the October 1998 acquisition of MK Medical have averaged about $20 million, of which approximately $15 million relates to government payors.

OUTLOOK FOR SECOND HALF

"We've modified our operating plan for the balance of 2002, and our proforma earnings objective is now 12 cents per share diluted for the third quarter and 13 cents for the fourth," Floyd said. "This reflects increased accruals for current policy-year patient care liabilities of $7.5 million for each of these quarters.

"Our 2002 operating plan continues to be based on Medicare funding being extended at current levels. We're very encouraged by recent indications from the Senate in support of existing Medicare funding levels, and believe that Congress will avoid any actions that would severely impact the quality of care for the elderly or impede their access to it.

"Overall increases in Medicaid rates for 2002 are projected to be in line with our original estimate. Budget pressure in certain states could be alleviated by legislation currently pending in Congress and supported by the National Governors Association that would provide an additional $6 billion in Federal funds for Medicaid spending. This is another encouraging development."

                                      * * *

Beverly shareholders may listen to a discussion by senior management of the Company's performance and prospects at 8:30 a.m. EDT today by dialing 1-800-238-9007 or 1-719-457-2622 and using reservation number 442707. A recording of this conference call will be available from 10:30 a.m. EDT today until midnight Tuesday, August 6. Shareholders may dial 1-888-203-1112 and enter reservation number 442707 to access the recording.



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

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. The release may contain forward-looking statements, including statements related to expected 2002 performance, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the Company's compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; liabilities and other claims asserted against the Company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement of the federal government investigations or the settlements of such investigations; the ability to predict future reserves related to patient care liabilities; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which the Company operates; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the Company's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

Beverly Enterprises and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 462 skilled nursing facilities, as well as 29 assisted living centers, 53 home care and hospice centers and 153 outpatient therapy clinics. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing homes operated by other care providers.
                                      ####



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
                            BEVERLY ENTERPRISES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       QUARTER ENDED                 SIX MONTHS ENDED
                                                                          JUNE 30,                        JUNE 30,
                                                                -----------------------------    -----------------------------
                                                                    2002            2001             2002             2001
                                                                ------------     ------------    ------------     ------------

NET OPERATING REVENUES                                          $    633,689     $    679,978    $  1,255,464     $  1,339,446
INTEREST INCOME                                                        1,044              811           2,143            1,198
                                                                ------------     ------------    ------------     ------------
       TOTAL REVENUES                                                634,733          680,789       1,257,607        1,340,644

COSTS AND EXPENSES:
   OPERATING AND ADMINISTRATIVE:
     WAGES AND RELATED                                               379,305          423,497         756,203          832,328
     OTHER                                                           207,701          196,889         393,152          391,695
   INTEREST                                                           16,606           20,273          33,827           39,383
   DEPRECIATION AND AMORTIZATION                                      22,265           22,150          43,986           46,614
   FLORIDA INSURANCE ADJUSTMENT                                       22,179               --          22,179               --
   CALIFORNIA INVESTIGATION SETTLEMENT AND
       RELATED COSTS                                                   6,300               --           6,300               --
   ADJUSTMENT TO ESTIMATED RESERVES RELATED TO
     SETTLEMENTS OF FEDERAL GOVERNMENT INVESTIGATIONS                 (6,940)              --          (6,940)              --
   ASSET IMPAIRMENTS, WORKFORCE REDUCTIONS AND
     OTHER UNUSUAL ITEMS                                                  --            7,854              --          115,543
                                                                ------------     ------------    ------------     ------------
       TOTAL COSTS AND EXPENSES                                      647,416          670,663       1,248,707        1,425,563
                                                                ------------     ------------    ------------     ------------
INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM)                    (12,683)          10,126           8,900          (84,919)
INCOME TAXES
PROVISION FOR (BENEFIT FROM) INCOME TAXES                              1,331            4,558           2,410          (38,213)
                                                                ------------     ------------    ------------     ------------
NET INCOME (LOSS)                                               $    (14,014)    $      5,568    $      6,490     $    (46,706)
                                                                ============     ============    ============     ============

NET INCOME (LOSS) PER SHARE OF COMMON STOCK:

   BASIC AND DILUTED NET INCOME (LOSS) PER SHARE OF
     COMMON STOCK                                               $      (0.13)    $       0.05    $       0.06     $      (0.45)
                                                                ============     ============    ============     ============

   SHARES USED TO COMPUTE BASIC NET INCOME (LOSS)
     PER SHARE                                                       104,731          103,884         104,587          103,795
                                                                ============     ============    ============     ============
   SHARES USED TO COMPUTE DILUTED NET INCOME (LOSS)
     PER SHARE                                                       104,731          105,691         105,996          103,795
                                                                ============     ============    ============     ============

                            BEVERLY ENTERPRISES, INC.
                            SUPPLEMENTARY INFORMATION
                         PRO FORMA ANALYSIS OF EARNINGS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                          QUARTER ENDED              SIX MONTHS ENDED
                                                                             JUNE 30,                     JUNE 30,
                                                                    -------------------------    -------------------------
                                                                       2002           2001          2002            2001
                                                                    ----------     ----------    ----------     ----------

INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM)
    INCOME TAXES, AS REPORTED                                       $  (12,683)    $   10,126    $    8,900     $  (84,919)
ADJUSTMENT FOR SPECIAL CHARGES:
   FLORIDA INSURANCE ADJUSTMENT                                         22,179             --        22,179             --
   CALIFORNIA INVESTIGATION SETTLEMENT AND RELATED COSTS                 6,300             --         6,300             --
   ADJUSTMENT TO ESTIMATED RESERVES RELATED TO SETTLEMENTS
     OF FEDERAL GOVERNMENT INVESTIGATIONS                               (6,940)            --        (6,940)            --
   ASSET IMPAIRMENTS, WORKFORCE REDUCTIONS AND OTHER
     UNUSUAL ITEMS                                                          --          7,854            --        115,543
                                                                    ----------     ----------    ----------     ----------

INCOME BEFORE PROVISION FOR INCOME TAXES, AS ADJUSTED                    8,856         17,980        30,439         30,624
PROVISION FOR INCOME TAXES, AS ADJUSTED                                  3,276          6,473        11,262         11,025
                                                                    ----------     ----------    ----------     ----------

NET INCOME                                                          $    5,580     $   11,507    $   19,177     $   19,599
                                                                    ==========     ==========    ==========     ==========

DILUTED INCOME PER COMMON SHARE, AS ADJUSTED                        $     0.05     $     0.11    $     0.18     $     0.19
                                                                    ==========     ==========    ==========     ==========

WEIGHTED AVERAGE SHARES USED TO COMPUTE DILUTED
   INCOME PER COMMON SHARE, AS ADJUSTED                                106,388        105,691       105,996        105,430
                                                                    ==========     ==========    ==========     ==========


NOTE: FOR PURPOSES OF THIS PRO FORMA ANALYSIS, THE PROVISION FOR INCOME TAXES, AS ADJUSTED, ASSUMES AN ANNUAL EFFECTIVE TAX RATE OF 37% FOR 2002 AND 36% FOR 2001.